1. The number reported in Table 1, Item 4 represents 148,197 shares of Common
Stock received as a liquidating distribution from The Bay City Capital Fund I,
L.P. ("Fund I"). In prior reports, Dr. Craves reported indirect beneficial ownership of 2,880,000 shares of Common Stock held by Fund I. On April 21, 2004,
Fund I distrubuted to its partners of all of Fund I's interest in 2,880,000 shares of Common Stock of the Issuer, in connection with its's process of liquidation.
Fund I's limited partners are BCC Amalgamated, L.L.C. and The Craves Group LLC,
and its general partner is Bay City Capital Management LLC ("BCC Management"),
which is owned 50% by BCC Amalgamated, L.L.C. and 50% by The Craves Group LLC.
Dr. Craves owns a 1/3 proportional interest in the capital account of The Craves Group LLC.
BCC Management, in connection with its liquidation, distributed all of its interest in Common Stock of the Issuer directly to BCC Amalgamated L.L.C. and the Craves
Group LLC.  The Craves Group LLC distributed directly to Dr. Craves his share of the distribution effected by Fund I on April 21, 2004. The number in Table I, Item 5 also includes: (a) 127,500 shares of Common Stock acquired directly by Mr. Craves on
July 21, 1997; (b) 160,741 shares of Common Stock acquired directly by Dr.
Craves pursuant to the exercise of a warrant; and (c) 712,010 shares of
Common Stock owned by The Bay City Capital Fund III, L.P., in which Dr. Craves owns a 1.6835% limited partner interest. The securities included in (a), (b), and (c) have been previously reported. With respect to the securities included in (a) and (b), these securities are held by Dr. Craves for the account of Bay
City Capital LLC, of which Dr. Craves owns a 21.74% member interest. The number in Table I, Item 5 also reflects 250,000 shares of Common Stock which had been previously reported as being acquired pursuant to the exercise of a warrant on
January 16, 2001 by Burrill & Craves, in which Dr. Craves had an indirect ownership interest as a former managing partner. Burrill & Craves is in the process of dissolving as an entity, and as part of the dissolution, Dr. Craves has received direct ownership of the 250,000 shares of Common Stock of the
Issuer held by Burrill & Craves. Dr. Craves disclaims beneficial ownership of the securities except to the extent of his pecuniary interest therein.